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Securities Purchased in Underwritings Involving
Transactions with Donaldson, Lufkin & Jenrette Securities Corporation Subject to Rule 10f-3 Under the Investment Company Act of 1940
10f-3 TRANSACTIONS FOR THE PERIOD MARCH 1, 1999 THROUGH JUNE 30, 1999

                           ALLIANCE GLOBAL ENVIRONMENT


                                                                  % of
                                              Shares    Total   Offering
                  Date               Price   Purchased  Shares  Purchased             Shares
     Security*  Purchased   Shares    Per     By Fund  Offered  By Group   Purchased   Held
                           Purchased Share     Group    (000)      (1)       From    06/30/99

     Azurix     06/09/99    25,000   $19.00   25,000    36,600    0.07%     Merrill   25,000
     Corp.                                                                   Lynch


* Unless otherwise indicated, the securities were part of an issue registered under the Securities Act of 1933 and offered to the public.

**   Indicates the purchase of an Eligible Rule 144A Security

   1)  Purchases by all Alliance Funds, including the Fund, may not exceed:

   a) if purchased in an offering other than Eligible Rule 144A Offering, 25% of the principle amount of the offering of such a class: or

   b)  if purchased in an Eligible Rule 144A Offering, 25% of the total of (i)
the principle amount of the offering of such class sold by underwriters or members of the selling syndicate to qualified institutional buyers, plus (ii) the principal amount of the offering of such class in any concurrent public offering.


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